As filed with the Securities and Exchange Commission on October 22, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Expand Energy Corporation

(Exact Name of Registrant As Specified in Its Charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1395733 (I.R.S. Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73118 (Zip code)

Southwestern Energy Company 2013 Incentive Plan

Southwestern Energy Company 2022 Incentive Plan

(Full title of the plans)

Chris Lacy

Executive Vice President, General Counsel and Corporate Secretary

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

(Name and address of agent for service)

(405) 848-8000

(Telephone number, including area code, of agent for service)

Copies to:

Kevin M. Richardson William N. Finnegan IV Ryan Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Chris Lacy Expand Energy Corporation 6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed with the Securities and Exchange Commission (the “SEC”) by Expand Energy Corporation, an Oklahoma corporation (“Expand Energy,” the “Company” or the “Registrant”) (formerly known as Chesapeake Energy Corporation), to register up to 673,194 shares of Expand Energy’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Southwestern Energy Company 2013 Incentive Plan, as amended (the “Southwestern 2013 Plan”) and the Southwestern Energy Company 2022 Incentive Plan, as amended (the “Southwestern 2022 Plan” and together with the Southwestern 2013 Plan, the “Plans”).

On October 1, 2024, Expand completed its merger with Southwestern Energy Company (“Southwestern”) pursuant to that certain Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”), by and among the Company, Southwestern, Hulk Merger Sub, Inc. (“Merger Sub Inc.”) and Hulk LLC Sub, LLC (“Merger Sub LLC”). Pursuant to the terms of the Merger Agreement, Merger Sub Inc. was merged with and into Southwestern, with Southwestern continuing as the surviving corporation and a wholly owned subsidiary of Expand (the “Merger”). Immediately following the effective time of the Merger (the “Effective Time”), the surviving corporation was merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and a wholly owned subsidiary of Expand (the “Second Merger”). Following the effective time of the Second Merger, Merger Sub LLC was merged with and into Expand with Expand continuing as the surviving entity.

At the Effective Time, pursuant to the terms of the Merger Agreement, the Company assumed the Plans and certain outstanding cash unit awards, time-based vesting restricted stock unit awards and performance-based vesting restricted stock unit awards under the Plans, which awards were converted into equity awards with respect to shares of Common Stock.

This Registration Statement is being filed to register (i) up to 180,643 shares of Common Stock issuable under the Southwestern 2013 Plan and (ii) up to 492,551 shares of Common Stock issuable under the Southwestern 2022 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Expand Energy will provide all participants in the Plans with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, Expand Energy is not filing such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 21, 2024;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the SEC on April, 30, 2024 and July 29, 2024, respectively;

•	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 11, 2024, April 5, 2024, June 6, 2024, June 10, 2024, June 18, 2024, September 26, 2024 and October 1, 2024; and

•	the description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed on February 9, 2021, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into, and a part of, this Registration Statement from the dates of the filing of such documents, except as to any portion of any document, including portions of a Current Report furnished under Items 2.02 or 7.01 of Form 8-K, that is not deemed filed under such provisions.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall also be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

(1) Section 1031 of the Oklahoma General Corporation Act, under which the Company is incorporated, permits the Company to indemnify its directors and officers. Article VII of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the Company provide for indemnification of directors and officers under certain circumstances. As permitted by the Oklahoma General Corporation Act and the Company’s Certificate of Incorporation and Bylaws, the Company also maintains insurance on behalf of its directors and officers against liability arising out of their status as such.

(2) The Company’s Certificate of Incorporation and Bylaws provide for mandatory indemnification of each of the Company’s officers and directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company, other than an action by or in the right of the Company. To be entitled to such indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful. The Company’s Certificate of Incorporation and Bylaws also provide for indemnification of each of the Company’s officers and directors against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company. To be entitled to such indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined, despite the adjudication of liability, that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. The right to indemnification also includes the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition.

(3) The Company has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Company will pay on behalf of the indemnitee, subject to certain exceptions, any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of the Company or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Company or an affiliate or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Company would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds.

Indemnification and Insurance under the Merger Agreement with Southwestern

Expand Energy as the surviving corporation in the Merger has agreed to, from the Effective Time until the six year anniversary of the Effective Time, jointly and severally, indemnify, defend and hold harmless in the same manner as provided by Southwestern immediately prior to the date of the Merger Agreement, certain directors and officers of Southwestern and its subsidiaries or those who acts as fiduciary under any employee benefit plan of Southwestern (collectively, the “indemnified persons”) against costs and liabilities (including attorneys’ and other professionals’ fees and expenses), arising, in whole or in part, out of the fact that such person is or was a director or officer of Southwestern or any of its subsidiaries, a fiduciary under any Southwestern plan or any employee benefit plan of Southwestern or any of its subsidiaries or is or was serving at the request of Southwestern or any of its subsidiaries as a director, officer, or fiduciary of another entity or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the Effective Time (such liabilities, the “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, in each case to the fullest extent under applicable law.

Expand Energy has agreed not to, until the six year anniversary date of the Effective Time, amend, repeal or otherwise modify any provision in the organizational documents of the Surviving Corporation (as defined in the Merger Agreement) or its subsidiaries in any manner that would affect adversely the rights thereunder except to the extent required by applicable law. Expand Energy has agreed to fulfill and honor any indemnification, expense advancement or exculpation agreements between Southwestern or any of its subsidiaries and any of their respective directors or officers existing and in effect prior to January 10, 2024.

Expand Energy has put in place customary “tail” insurance policies with a claims period of at least six years and in an amount and scope at least as favorable as Southwestern’s then existing policies with respect to matters, acts or omissions existing or occurring at or prior to, or after, the Effective Time.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Third Amended and Restated Certificate of Incorporation of Expand Energy Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, File No. 001-13726, filed by the Registrant with the SEC on October 1, 2024).

4.2	Third Amended and Restated Bylaws of Expand Energy Corporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, File No. 001-13726, filed by the Registrant with the SEC on October 1, 2024).

5.1*	Opinion of Derrick & Briggs, LLP as to the validity of the Registrant’s common stock being registered.

23.1*	Consent of Derrick & Briggs, LLP (included on Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP with respect to the Registrant’s financial statements.

23.3*	Consent of Netherland, Sewell & Associates, Inc. with respect to the Registrant’s estimates of reserves.

24*	Powers of Attorney (included on signature page).

99.1⁺	Southwestern Energy Company 2013 Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8, File No. 333-188744, filed by the Registrant with the SEC on May 22, 2013).

99.2⁺	First Amendment to Southwestern Energy Company 2013 Incentive Plan (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, File No. 001-08246, filed by the Registrant with the SEC on May 20, 2016).

99.3⁺	Second Amendment to Southwestern Energy Company 2013 Incentive Plan (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, File No. 001-08246, filed by the Registrant with the SEC on May 30, 2017).

99.4⁺	Third Amendment to Southwestern Energy Company 2013 Incentive Plan (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, File No. 001-08246, filed by the Registrant with the SEC on May 21, 2019).

99.5⁺	Southwestern Energy Company 2022 Incentive Plan (incorporated by reference to Exhibit 4.8 to the Post-Effective Amendment No.1 to the Registration Statement on Form S-8, File No. 333-233049, filed by the Registrant with the SEC on August 10, 2022).

107*	Filing Fee Table.

*Filed herewith.

+ Compensatory plan, contract or arrangement.

Item 9. Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Table” in the effective Registration Statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on October 22, 2024.

EXPAND ENERGY CORPORATION

By:	/s/ Domenic J. Dell’Osso, Jr.
	Name:	Domenic J. Dell’Osso, Jr.
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Domenic J. Dell’Osso and Chris Lacy, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including, without limitation, prospectus supplements, stickers and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below as of October 22, 2024.

Signature	Title

/s/ Michael Wichterich	Executive Chairman of the Board
Michael Wichterich

/s/ Domenic J. Dell’Osso, Jr.	Director, President and Chief Executive Officer
Domenic J. Dell’Osso, Jr.	(Principal Executive Officer)

/s/ Mohit Singh	Executive Vice President and Chief Financial Officer
Mohit Singh	(Principal Financial Officer)

/s/ Greg Larson	Vice President – Accounting & Control
Greg Larson	(Principal Accounting Officer)

/s/ Timothy S. Duncan	Director
Timothy S. Duncan

/s/ Benjamin C. Duster, IV	Director
Benjamin C. Duster, IV

/s/ Sarah A. Emerson	Director
Sarah A. Emerson

/s/ Matthew M. Gallagher	Director
Matthew M. Gallagher

/s/ John D. Gass	Director
John D. Gass

/s/ S.P. “Chip” Johnson IV	Director
S.P. “Chip” Johnson IV

/s/ Catherine A. Kehr	Director
Catherine A. Kehr

/s/ Shameek Konar	Director
Shameek Konar

/s/ Brian Steck	Director
Brian Steck